Exhibit 10.29

Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

FOURTH AMENDMENT TO

SOFTWARE LICENSE AGREEMENT

THIS FOURTH AMENDMENT TO SOFTWARE LICENSE AGREEMENT (“Amendment”) is made and entered into on June 10, 2022, for reference purposes (“Reference Date”), but shall become effective retroactively as of January 1, 2022 (“Effective Date”), by and between RELATIVITY ODA LLC, a Delaware limited liability company (“Relativity”), and KLDISCOVERY ONTRACK, LLC, a Delaware limited liability company (“Client”).

A.
Relativity and Client entered into a Software License Agreement dated January 1, 2021 (“Original Agreement”), as amended from time to time (collectively, and as amended herein, the “Agreement”), including by a Third Amendment to Software License Agreement dated January 1, 2022 (“Third Amendment”).

B.
In the Third Amendment, Relativity granted Client a one (1) year Relativity Analytics Volume Based Subscription with a Data Threshold of [*] GB (“Analytics Volume Based Subscription”); and

C.
Client desires to increase the Data Threshold of the existing Analytics Volume Based Subscription to [*] GB, and as a special business consideration to Client, Relativity desires to grant such an increase, all on the terms below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.
Analytics Volume Based Subscription Increase.

a.
Commencing as of the Effective Date of this Amendment, the Analytics Volume Based Subscription granted to Client in the Third Amendment shall be modified by increasing the Data Threshold to [*] GB (an increase of [*] GB). For the sake of clarity, the term of the Analytics Volume Based Subscription shall still be a one (1) year period from January 1, 2022, to December 31, 2022 (“Analytics Subscription Term”).

b.
Upon execution of this Amendment, Client shall pay Relativity $[*] for the increased portion of the Analytics Annual Subscription Fee for the additional [*] GB licensed above.

c.
To the extent that usage of Relativity Analytics exceeds the [*] GB level during the Analytics Subscription Term, Client shall thereafter pay the Pay-As-You-Go $[*] / GB burst rate. At the end of the Analytics Subscription Term, Client may elect to renew the subscription at the same level or at another level per Exhibit B to the Original Agreement or Client may elect to pay on the Pay-As-You-Go basis under Exhibit B. If Client does not use the full [*] GB subscription during the Analytics Subscription Term, Client will receive no refund or credit, and will have no right to carry over unused GBs.

2.
Miscellaneous. As amended herein, all provisions of the Agreement shall remain in effect. However, in case of any inconsistency between this Amendment and other prior portions of the Agreement, this Amendment shall govern. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. This Amendment shall not be binding unless and until fully signed and delivered by both parties. Unless provided to the contrary herein: (a) any terms defined herein shall have the meanings ascribed herein when used as capitalized terms in other provisions hereof; and (b) capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. The parties may sign and deliver this Amendment as pdfs via email.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

RELATIVITY ODA LLC		KLDISCOVERY ONTRACK, LLC

By:	/s/ Sailesh Munagala	By:	/s/ Danny Zambito
Name:	Sailesh Munagala	Name:	Danny Zambito
Title:	CFO	Title:	EVP, Global Legal Technologies